Exhibit 99.1
Company Contact:
Charles R. Daniel, III
Chief Financial Officer
(314) 621-0699
Final for Release
Investor Contacts:
ICR, Inc.
Allison Malkin/Jane Thorn Leeson
(203) 682-8225/(646) 277-1223
BAKERS FOOTWEAR REPORTS 9.9% COMPARABLE STORE SALES INCREASE IN
DECEMBER 2009
Expects Fourth Quarter Fiscal 2009 Net Income in the Range of $6.0 million to $7.0 million
ST. LOUIS, Mo. January 7, 2010 — Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 240 stores, today reported December 2009 sales.
For December, the five-week period ended January 2, 2010, net sales increased to $30.0 million, compared to $27.4 million in the same period last year. Comparable store sales (sales for stores open at least one year or more) for December 2009 increased 9.9%, compared to an increase of 3.4% for December 2008, the five-week period ended January 3, 2009.
Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are pleased to report a 9.9% comparable store sale increase for December, up from a 3.4% comparable store sales increase in December last year. Our strong performance was driven by regular price selling across our boot styles with consumers responding favorably to new trends and great fashion in this category. As a result of our quarter-to-date performance, we currently expect to report fourth quarter net income in the range of $6.0 million to $7.0 million, dramatically ahead of fourth quarter 2008 net income of $0.5 million.”
Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout the remainder of 2009. The Company’s most recent Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K disclose additional information regarding its business plan and debt agreements and provide additional disclosure regarding the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.
About Bakers Footwear Group, Inc.
Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY NASDAQ LISTING REQUIREMENTS, INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.